UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	August 15, 2005

E-Z-EM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11479	11-1999504
(Commission File Number)	(IRS Employer Identification No.)

1111 Marcus Avenue, Lake Success, New York	11042
(Address of Principal Executive Offices)	(Zip Code)

(516) 333-8230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

On August 15, 2005, the board of directors of E-Z-EM, Inc. (the “Company”), acting on the recommendation of the compensation committee of the board, approved amendments to the Company’s Annual Incentive Plan (the “Plan”). The board of directors also approved performance criteria under the Plan for the fiscal year ending June 3, 2006 (“fiscal 2006”) for the Company’s executive officers and certain other employees.

The Plan, which was previously adopted, provides for the payment of annual cash bonuses to the Company’s executive officers and certain other employees, based on the achievement of annually established Company financial goals and individual performance objectives. The Company’s financial goals for fiscal 2006 consist of an operating profit target, before deduction for bonuses (“operating profit”), and an increase in net sales as compared to the prior fiscal year. Individual performance objective categories are established for each participant in the Plan by his or her supervisor, and in the case of the Company’s president and CEO, by the compensation committee or the board of directors.

Target bonuses are set annually as a percentage of base salary.

For the Company’s officers, the target bonuses for fiscal 2006 are as follows:

Target

President and CEO	55% of base salary
Senior Vice Presidents	35% of base salary
Vice Presidents	30% of base salary

The amount of the bonus earned may be more or less than the target bonus, based upon a matrix that compares actual results achieved with the established goals. Seventy-five percent of each officer’s bonus is based on the degree to which the Company meets or exceeds its financial goals. Sixty percent of this portion of the bonus is tied to the operating profit goal, and 40% is tied to the net sales goal.

The remaining 25% of each bonus is based upon the officer’s satisfaction of his or her individual performance objectives. These objectives are generally tailored to relate to matters within each officer’s specific department or area of responsibility. For fiscal 2006, the objectives generally relate to one or more Company goals including improvements in gross margins and return on equity, new product launches, completion of succession planning for various departments, and other personal performance criteria for each officer. These objectives were assigned percentage values in accordance with their importance to the Company’s achievement of its overall objectives. Payment of the individual performance portion of the target bonus is also contingent upon the Company achieving at least 80% of its operating profit goal for the fiscal year.

All bonuses are paid after the end of the fiscal year. For each fiscal year, the total amount payable under the Plan may not exceed 35% of the Company’s operating profit. To the extent that total payments under the Plan would exceed such amount, all bonuses are reduced pro rata.

At its August 15, 2005 meeting, the board of directors also approved an annual expenditure of $20,000 towards the cost of an office and secretary for

Paul S. Echenberg, the Chairman of the board of directors, in addition to his regular compensation as Chairman.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2005	E-Z-EM, INC.

(Registrant)

By:	/s/ Peter J. Graham

Peter J. Graham

Senior Vice President –

Chief Legal Officer, Global Human
Resources and Secretary

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